Exhibit 10.6
April 9, 2008
Ms. Kelly Duffin-Maxwell
323 Thackery Lane
Northfield, IL 60093
Dear Kelly:
I am pleased to offer you the position of Executive Vice President, Research and Development for Dean Foods Company. This position will report jointly to me and Joe Scalzo. We look forward to having you join our team as soon as possible.
Here are the specifics of your offer:
Base Salary
You will be paid $15,208.33 on a semi-monthly basis, which equates to an annual salary of $365,000. Your salary will be reviewed annually by our Compensation Committee.
Signing Bonus
You will receive a one-time signing bonus of $150,000, less payroll taxes, within 30 days of employment. If you voluntarily leave Dean Foods without good reason during your first year of employment, you will be responsible for reimbursing Dean Foods on a prorated basis (based on number of months worked) for this one-time signing bonus.
You will also receive an additional one-time signing bonus of $150,000, less payroll taxes, within 30 days after one year of employment.
Annual Bonus Opportunity
As an Executive Vice President, you will be eligible to earn an annual bonus with a target amount equal to 60% of your annualized base salary. For 2008, you will participate in the WhiteWave Short-Term Incentive Plan. Your bonus payment will be based on actual financial and individual performance. As long as your start date is no later than May 6, 2008, you will be eligible for a full plan year (12 months) payout.
Annual Long Term Incentive Compensation
Following commencement of your employment, and subject to Compensation Committee approval, you will be awarded $550,000 divided equally between Dean Foods restricted stock units and stock options. The stock options will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. The restricted stock units will vest in equal installments over a five-year period, beginning on the first anniversary of the date of grant, or earlier if certain financial performance targets are met. The number of stock options and restricted stock units awarded to you will be determined based on the closing price of Dean Foods stock on the date of the next Compensation Committee meeting following your start date. You will be eligible for future equity grants under the Dean Foods Long Term Incentive Program in the future, commencing in January 2009. The amount and nature of future long-term incentive awards will be determined by the Board of Directors.

Additional Replacement Long Term Incentive Awards
Following commencement of your employment, and subject to Compensation Committee approval, you will receive a one-time equity award of $550,000 divided equally between Dean Foods restricted stock units and stock options. The number of stock options and restricted stock units awarded to you will be determined based on the closing price of Dean Foods stock on the date of the next Compensation Committee meeting following your start date. The stock options and restricted stock units will have the same terms and conditions as your annual long-term incentive paragraph referenced above.
Executive Deferred Compensation Plan
You will be eligible to participate in the Executive Deferred Compensation Plan. The plan provides eligible executives with the opportunity to save on a tax-deferred basis. You will receive general information and enrollment materials at your home address approximately 30 — 45 days after your start date.
Paid Time Off (PTO)
You will be granted five (5) weeks of PTO. Unused PTO is not carried forward from year to year.
COBRA Support
Should you elect COBRA (health insurance) coverage from your previous employer, Dean Foods will pay your COBRA premiums (minus your normal Dean Foods contribution) until you become eligible for Dean Foods benefits (approximately 60 days following hire).
Benefits Plan Reference
Attached to this letter is an overview of Dean Foods’ Health Benefits, savings and 401k programs, and all other benefits. Additionally, you are eligible for executive benefits that include a Supplemental Executive Retirement Plan (SERP), a supplemental executive long-term disability program, and company paid annual physical. If you have questions regarding these programs or eligibility, please call Fanny Sheumaker at 214-303-3657.
Relocation Benefits
Dean Foods wants your move to the Denver/Boulder area to be a positive one. The relocation benefits provided to you include: household goods move; temporary housing; home visits; in-transit expenses; home sale assistance; duplicate housing costs; and, new home closing assistance. As an Executive Officer of Dean Foods, you will not be eligible for the equity advance benefits under this policy. The policy describing these benefits will be sent to you as soon as possible. If you have questions regarding these programs or eligibility, please call Tiffany Forrest at 214-721-1178.
Insider Trading
As an Executive, you will have access to sensitive business and financial information. Accordingly, you will be prohibited from trading Dean Foods securities (or, in some circumstances, the securities of companies doing business with Dean Foods) from time to time in accordance with the company’s Insider Trading Policy.
Severance
As a Corporate Officer, you will also be eligible for benefits under the Dean Foods Company Executive Severance Plan (“Severance Plan”). In summary, according to the Severance Plan, if your employment is terminated at any time as a result of a “qualifying termination,” meaning any termination as a result your voluntary termination for good reason, or your involuntary termination without cause, all as defined in the Severance Plan, you will receive payment of all base salary accrued through the date of termination, prior year’s bonus to the extent earned but not paid, target bonus through the date of termination and all unused vacation/PTO. In addition, you will be eligible to receive a severance payment equivalent to two years of your base salary and target bonuses, less lawful deductions. You will be required to execute a release of all claims and such other agreements as the company may deem necessary or appropriate in order to receive such severance pay. The actual terms of the Severance Plan will govern your rights to severance and not this letter.

Change-In-Control Provisions
You will be provided a Change in Control agreement comparable to that currently provided to other Dean Foods executives. In general, this agreement provides benefits of three times your annual salary and target bonus, plus vesting of all equity awards and continued health coverage for a two-year period in certain circumstances following a Change in Control. As stated in the Change in Control Agreement, in order to receive these benefits, your employment must be terminated, either by the company within two years after a Change in Control, or by you for good reason within such two-year period, or by you for any reason during the 13th month after a Change in Control. The details of these provisions are set forth more fully in the enclosed Change of Control Agreement.
New Hire Processes
This offer of employment is contingent upon your submission to and successful completion of a background check and drug screen. You are also required to comply with the Dean Foods Code of Ethics as a condition of employment. Your employment is on an at-will basis.
Conclusion
Kelly, I am very excited about the opportunities at Dean Foods and very excited to have you be a part of our team. I am confident that with your experience, skills, vision and standards, you will make significant contributions to our company in the years to come.
Best regards,
/s/ Gregg L. Engles
Gregg L. Engles
Chairman and Chief Executive Officer
Agreed and accepted:

/s/ Kelly Duffin-Maxwell
Kelly Duffin-Maxwell

Date April 20, 2008
DJ/ll

cc:	Paul Moskowitz Joe Scalzo Doug Johnson Fanny Sheumaker Tommy Zanetich